Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Eric Lindblom – 336-436-6739
Burlington, NC 27215	Shareholder Direct: 800-LAB-0401
Telephone: (336) 584-5171	Company Information: www.labcorp.com

LabCorp Announces Availability of ColoSureTM

Among the Most Sensitive In-Guideline Non-invasive Colorectal Cancer Screening Methods

Burlington, NC, July 14, 2008 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) is now offering ColoSureTM, among the most sensitive, in-guideline non-invasive colorectal cancer screening methods available. ColoSure is in guidelines for assessing the presence of any stage of colorectal cancer in asymptomatic average risk patients who are unwilling or unable to undergo a more invasive exam (such as colonoscopy, computed tomographic colonography, double contrast barium enema, and flexible sigmoidoscopy). The assay is performed on a complete bowel movement with a simple collection process, making it a convenient and useful screening option. LabCorp’s method examines DNA in exfoliated colon cells for cancer-associated aberrant methylation of the vimentin gene. ColoSure is a single marker laboratory developed, stool based DNA test with a sensitivity range of 72-77% and a specificity range of 83-94% in average risk individuals. The ColoSure assay can be used as a part of a comprehensive, ongoing colorectal cancer-screening program. Current guidelines emphasize routine screening beginning at age 50.

“LabCorp is pleased to offer ColoSure to enhance the potential of detecting and treating colorectal cancer in its early or localized stage, when the likelihood of survival is greatest,” said Myla P. Lai-Goldman, M.D., Executive Vice President, and Chief Medical Officer of LabCorp. “ColoSure is a significant addition to LabCorp’s family of advanced molecular tests, to aid in the detection, diagnosis, prognosis, therapy selection, and surveillance of colorectal cancer.”

It has been estimated that for the year 2008, 148,810 men and women will be newly diagnosed with colorectal cancer. It has been further estimated that 49,960 will die from the disease in 2008. Colorectal cancer is the third most common cancer among women and men. If colorectal cancer is diagnosed and treated at the localized stage, the 5-year survival rate is 90%; unfortunately, only 39% of all cases are found at the localized stage. Most colorectal cancers are detected at the regional or distant stage when the 5-year survival rates are 68% and 10% respectively.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.